UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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INTERLINK ELECTRONICS, INC.

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On September 20, 2006, the Board of Directors of Interlink Electronics, Inc. received a letter from a stockholder stating that he proposes to nominate two directors and making certain other demands. The stockholder has also filed a report on Form 13D reiterating his intentions and demands. Both the letter and the filing contain significant inaccuracies which require correction.

The stockholder has today filed a Proxy Statement on Schedule 14A. Interlink is studying the Proxy Statement and may have further disclosure in response to it.

Background

On Friday, September 15, E. Michael Thoben, III, Interlink’s CEO and Chairman, received a telephone call from Steven R. Becker, a member of several related entities that, according to their public filings, beneficially own approximately 1.3 million shares of Interlink’s common stock. After an initial general discussion, Mr. Becker inquired as to management’s interest in adding two persons suggested by Mr. Becker to Interlink’s Board of Directors. Mr. Becker did not identify any particular candidate or provide any information as to any such candidate. It appeared to Mr. Thoben that Mr. Becker was suggesting that these new directors would be proposed in lieu of the directors currently nominated by Interlink for reelection at its annual meeting scheduled for October 18, 2006 as described in the proxy materials distributed beginning on September 12, 2006. Mr. Thoben responded that, while he doubted that Interlink’s Nominating Committee would have an interest in changing its nominees for election at the upcoming annual meeting, the matter was within the discretion of the Nominating Committee and that he would submit the matter to that Committee. Mr. Becker then demanded that he receive a response on his proposal by Monday, September 18 and threatened, in the absence of a favorable response, to take independent action to cause his candidates to be elected to Interlink’s Board.

Mr. Thoben immediately contacted the full Board of Directors and a meeting was scheduled for Monday, September 18. The Board met by conference telephone call at 1:00 p.m., Pacific Time, and discussed Mr. Becker’s demand. The Board concluded that, while it would be impossible to give appropriate consideration to any candidates proposed by Mr. Becker in time to consider their candidacy at the upcoming Annual Meeting, they were always interested in the possibility of adding directors with appropriate skills and that the Nominating Committee would be open to consideration of any candidate that Mr. Becker might propose. They noted that any such consideration would require that they receive information as to the candidates and confirmation with them directly that they had an interest in serving if elected. The Board then directed Mr. Thoben to make a written response to Mr. Becker.

On Tuesday, September 19, Mr. Thoben emailed Mr. Becker describing the Board’s response and soliciting contact and other information with respect to his candidates. Also on Tuesday, September 19, Mr. Becker filed the Form 13D and referred to Mr. Thoben’s response letter in his filing (also attached as an exhibit to the Form 13D). Both Mr. Becker’s letter and the 13D filing contain significant inaccuracies regarding Interlink’s business and the above-described process.

Mr. Becker states that he “suggest[ed] the replacement of management’s nominees with new nominees with relevant experience, and his suggestion was rejected.” Mr. Thoben has no authority to accept or reject such a suggestion and he so stated to Mr. Becker. As he committed to Mr. Becker, Mr. Thoben immediately referred the matter to the Board, which met to consider the proposal on the next business day. In view of the timing, the Board concluded that it could not adequately consider Mr. Becker’s proposal in time to take any action on it at the upcoming annual meeting; however, the Board expressed clear receptivity to the proposed addition of qualified directors and directed Mr. Thoben to solicit additional information with a view to considering such additions.

Mr. Becker’s letter also contains a request that the Board consider an amendment to Interlink’s charter document “to require that all directors be elected annually.” That proposal had not been made at the time of the Board meeting described above and was therefore not considered. The Board will consider the request in due course.

Business Issues Raised by Mr. Becker

With respect to Interlink’s business, Mr. Becker expresses reservations as to “the business logic behind running [Interlink’s] growth businesses together and alongside a legacy business in apparent decline - that being the Branded Products (formerly Home Entertainment and Business Solutions).” This statement represents a fundamental misunderstanding of Interlink’s business as it has been publicly reported by Interlink.

On November 2, 2005, Interlink announced a restructuring plan of its business segments in response to declining margins and other worldwide dynamics negatively impacting the presentation projector markets. Over the last decade Interlink’s OEM business has sustained the development of a substantial part of the technology that underpins the new businesses that, as Mr. Becker states, “appear to have compelling growth trajectories and a positive outlook.” As a part of the 2005 restructuring plan, Interlink forecasted continued declines in revenue from its OEM Remotes segment, particularly in the presentation projector business. These declines occurred substantially as forecasted but have been offset in part by new Home Entertainment remote control opportunities at better margins. Contrary to what Mr. Becker has indicated in his filing, the Interlink’s Branded Business remains healthy with solid annual growth and strong margins. Additionally as previously reported, Interlink expects in 2006 to experience growth in all of its business segments with the single exception of OEM remotes.

Interlink’s financial statements for the first two quarters of 2006 are in the process of final review by Interlink and its auditors. However, subject to any changes that may result from that review, Interlink expects that, it will report small quarterly sequential growth in revenue in each quarter since the fourth quarter of 2005. Based on information currently available to it, Interlink’s management believes that revenue will increase significantly in the third quarter of 2006 and again sequentially in the fourth quarter of 2006.

The need for the “turnaround” that Mr. Becker has suggested was recognized by Interlink management in mid 2005 and its restructuring plan designed to meet this need was announced on November 2, 2005. Since that time, the restructuring has proceeded essentially as anticipated and is now well on the way to completion. Interlink has addressed the margin issue in what had been its core business, has eliminated its dependence on that business and has refocused its resources on profitable, high growth businesses.

Reporting Issues

At the same time, as previously announced, Interlink has been working diligently to solve the financial reporting issues that have caused delays in its filing of required SEC reports. That process too is approaching completion and management currently expects its SEC reports to be brought current in October. Management has publicly recognized the seriousness of this matter and continues to recognize that the lack of current information makes it difficult for the stockholders (including Mr. Becker) to form an accurate impression of Interlink’s performance. It is doing everything in its power to bring that situation to an end promptly.

Management Issues

Interlink’s management and its Board are committed to the infusion of new expertise at all levels. In pursuit of that goal, Interlink recently added an additional director. At the same time, it considered the addition of a second new director and desisted only when informed by the new director candidate that he would be unable to join the Board at the present time. The Board continues to welcome suggestions for management enhancements and recognizes it has a fiduciary obligation to proceed with any decisions in this area with due care and in an orderly manner. In considering new directors, the Board has, and will continue to, consider candidates with expertise relevant to Interlink’s current business and future prospects, who will act in the interest of Interlink’s stockholders without preconception or allegiance to any specific group. Based on its communications with Interlink stockholders, management believes that the great majority of its stockholders appreciates the opportunities that Interlink represents and share management’s commitment to a careful and prudent approach to corporate governance.

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, corporate governance, and future business activities should be considered in light of these factors.